Exhibit 3.8

Certificate of Designation

of

Series “A” Preferred Stock

of

SPAR Group, Inc.

As of March 28, 2008

The undersigned, duly authorized officer of SPAR Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 General Corporation Law, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

1.         The Certificate of Incorporation of the Corporation, as amended, (a) authorizes the Corporation to issue a maximum of 3,000,000 shares of Preferred Stock of a par value of one cent ($.01) each, and (b) expressly vests in the Board of Directors of the Corporation the authority, by resolution or resolutions, (i) to approve the issuance of any or all of said shares in one or more series and (ii) to fix the voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of preferred stock to be issued.

2.         The Board of Directors of the Corporation, pursuant to such express authority, on March 27, 2008, duly adopted the resolutions attached hereto as Exhibit A creating a series of 3,000,000 shares of Preferred Stock designated as “Series A Preferred Stock”.

Signed on March 28, 2008.

SPAR Group, Inc.

By: /s/ James R. Segreto
James R. Segreto, Chief Financial Officer and Secretary

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Exhibit A

SPAR Group, Inc.

Resolutions of its Board of Directors

Adopted March 27, 2008

Series A Preferred Stock Designation

WHEREAS, the Certificate of Incorporation of SPAR Group, Inc. (the “Corporation”), as amended, (a) authorizes the Corporation to issue a maximum of 3,000,000 shares of Preferred Stock of a par value of one cent ($.01) each, and (b) expressly vests in the Board of Directors of the Corporation the authority, by resolution or resolutions, (i) to approve the issuance of any or all of said shares in one or more series and (ii) to fix the voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of preferred stock to be issued; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is desirable for the Corporation to raise additional capital through the issuance of shares of preferred stock as hereinafter provided; and now, therefore, it is

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of its Certificate of Incorporation, a series of the Preferred Stock of the Corporation shall be, and it hereby is, created, and that the voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof shall be and hereby fixed are as follows (all of which may be referred to as this “Designation”):

(a)	Designation and Amount of the Series A Preferred Stock.
(i)

The shares of such series shall be and hereby is designated as “Series A Preferred Stock” and the maximum number of shares constituting such series shall be 3,000,000 (as reduced from time to time as hereinafter provided, the “Maximum Share Number”).

(ii)

The Maximum Share Number may be decreased, at any time and from time to time, by resolution of the Board; provided, however, that no decrease shall reduce the Maximum Share Number to a number less than the full number of the shares of Series A Preferred Stock then outstanding.

(iii)

The Maximum Share Number shall be reduced automatically from time to time by the number of shares of Series A Preferred Stock converted into shares of the Corporation’s common stock, $.01 par value (the “Common Stock”), pursuant to this Designation. However, the Maximum Share Number shall not be reduced by the number of shares of Series A Preferred Stock redeemed at the option of the Corporation.

(b)	Potential Dividend Accruals and Dividend Declarations.
(i)

Holders of shares of Series A Preferred Stock shall be entitled to receive, as hereinafter provided, cumulative dividends on each share of Series A Preferred Stock at a rate of 2.5% per calendar quarter (the “Quarterly Rate”) (i.e., 10% per annum) of the purchase price paid for such share (the “Purchase Price”).

(ii)

Potential dividends on each share of Series A Preferred Stock (each a “Quarterly Accrual” and collectively the “Cumulative Accruals”) (A) shall automatically accrue as of the last day of each March, June, September and December in each year (each a “Accrual Date”) for the three month calendar quarter then ending or such shorter period as such share may have been issued and outstanding (each a “Accrual Period”), (B) shall for the applicable Accrual Period be equal to the product of (x) the Quarterly Rate, times (y) the applicable Purchase Price for such share, times (z) the Accrual Period Fraction (as hereinafter defined), and (C) shall be added to and be cumulative with all prior Cumulative Accruals. However, the Cumulative Accruals shall be reduced from time to time (without duplication) upon declaration by the amount of each Dividend (as hereinafter defined) declared or deemed declared therefrom and upon payment by the amount of the Cumulative Accruals or portion thereof paid in liquidation or redemption as hereinafter provided. “Accrual Period Fraction” shall mean either (x) 1.0000 for each Accrual Period that is a full calendar quarter, or (y) shall be equal to the quotient (expressed as a decimal carried to four places) of the actual number of days such share was issued and outstanding during any shorter Accrual Period (counting any day part as a whole day) divided by the full number of calendar days in the applicable calendar quarter.

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(iii)

At the discretion of the Board, outstanding Cumulative Accruals (as hereinafter defined) respecting the Series A Preferred Stock may be declared in whole or in part to be payable as a dividend, when, if and as declared by the Board and made out of any amounts legally available therefor, through either (A) the payment of cash as hereinafter provided (a “Cash Dividend”), or (B) the issuance of shares of Common Stock as hereinafter provided (a “Stock Dividend”). In the case of a Stock Dividend, the Cumulative Accruals shall be deemed paid in an amount equal to the number of shares issued times the Per Share Market Value (as hereinafter defined) of a share of Common Stock at the record date for such dividend. Cash Dividends and Stock Dividends may be referred to individually as a “Dividend” and collectively as “Dividends”.

(iv)

“Per Share Market Value” means on any particular date (A) the closing bid price per share, or the last sale price per share, as applicable, of the Common Stock on such date on the Nasdaq or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (B) if the Common Stock is not listed then on the Nasdaq or any other registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (C) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion date, as determined in good faith by the Corporation’s Board, or (D) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Corporation’s Board; provided, however, that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value by an independent appraiser shall be based upon the fair market value of the Corporation determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

(v)

The Corporation shall pay or distribute the applicable Dividend so declared by the Board on each share of Series A Preferred Stock, on such payment or distribution date as shall have been fixed by the Board at the time of the declaration of such Dividend, to the holder of record of such share at the close of business on such record date as shall have been fixed by the Board at the time of the declaration of such Dividend, and each such holder shall be entitled to receive such Dividend applicable to his or her shares so declared.

(vi)

So long as any declared Dividends remain unpaid or any Cumulative Accruals remain outstanding, without the prior consent of the holders of a majority (or such greater number of shares of Series A Preferred Stock as shall then be required by applicable law) of the shares of Series A Preferred Stock at the time outstanding (voting together as a separate class), given by written consent in a manner as may then be permitted by law or given in person or by proxy by a vote at a meeting called for such purpose, the Corporation shall not pay, fund or set aside for payment any dividends in cash or property in respect of any of the Common Stock, or in respect of any other series of preferred stock issued by the Corporation, in each case other than dividends consisting of its Common Stock.

(vii)

No holder of any Series A Preferred Stock shall be deemed on account of any Cumulative Accruals to be a creditor of the Corporation or be entitled to receive payment or distribution of any dividend unless, until and only to the extent the Board has declared a Cash Dividend or Stock Dividend or the Corporation is deemed to have declared a Stock Dividend with respect thereto.

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(viii)

No holder of any Series A Preferred Stock shall be entitled on account of any such share to any dividends, whether payable in cash, property or stock, in excess of the Quarterly Accruals and resulting Cumulative Accruals as provided in this Designation.

(c)	Liquidation.
(i)

Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, before any dividend of cash or property or payment or distribution of the assets of the Corporation shall be made or set apart for any Common Stock or any other class or series of stock, eachholder of Series A Preferred Stock then outstanding shall be entitled to receive an amount on account of each those shares equal to the applicable Liquidation Amount (as hereinafter defined), whether or not funds are then legally available for the payment of dividends (to the greatest extent permitted by applicable law) and whether or not earned or declared. “Liquidation Amount” shall mean for each share of Series A Preferred Stock the sum of (A) the Purchase Price therefor, (B) the amount of all declared and unpaid Cash Dividends thereon, (C) the value of all declared and unpaid Stock Dividends thereon (computed at the Per Share Market Value on the first business day preceding the date of payment), and (D) the then outstanding balance of the Cumulative Accruals thereon.

(ii)

In the event the assets of the Corporation available for distribution to holders of shares of Series A Preferred Stock upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which holders of shares of Series A Preferred Stock are entitled, no such distribution shall be made on account of any shares of any other class or series of stock unless and until the Series A Preferred Stock holders shall have received the full amount of their respective Liquidation Preferences.

(iii)

After payment in cash to the holders of shares of Series A Preferred Stock of their full Liquidation Peferences upon’ dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(iv)

Neither the merger or consolidation of the Corporation into or with any other corporation (provided the Corporation is the continuing corporation) nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

(d)	Redemption at the Option of the Corporation.
(i)

The Corporation at its option may, if, as and when authorized by the Board in its discretion and made out of any amounts legally available therefor, at any time and from time to time redeem all or part of the shares of Series A Preferred Stock (an “Optional Redemption”) on date determined by the Board (an “Optional Redemption Date”) at a redemption price for each holder thereof for each redeemed share equal to the applicable Liquidation Amount (the “Optional Redemption Price”). A partial redemption shall be made from the holders of the Series A Preferred Stock in proportion to the shares held by them.

(ii)

Notice of each redemption of shares of Series A Preferred Stock shall be mailed to each holder of the shares to be redeemed, at the holder’s address of record, not more than 60 nor less than 20 days prior to the Optional Redemption Date, specifying:

(A)	the Optional Redemption Date;
(B)	the place of redemption, which shall be at the principal office of the Corporation or a bank or trust company appointed by the Corporation in accordance with subdivision (v) below;

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(C)	the aggregate number of Series A Preferred Stock shares outstanding and held by all holders and the aggregate number of Series A Preferred Stock shares to be redeemed from all holders;
(D)	the number of shares of such holder to be redeemed and the number(s) of the certificate(s).representing such shares if less than all shares of such holder are to be redeemed;
(E)	the Optional Redemption Price for the shares of such holder to be redeemed, including the amount of accrued and unpaid dividends that will be part of such Optional Redemption Price; and
(F)	the record date, if any, of the closing of the transfer books of the Corporation in connection with such redemption pursuant to subdivision (iv) below.
(iii)

On or prior to the Optional Redemption Date, as the case may be, the holder shall surrender to the Corporation certificates representing the shares of Series A Preferred Stock to be redeemed, duly endorsed or accompanied by a duly executed stock power, and on the Optional Redemption Date, the Corporation shall pay the consideration therefor (i.e., the Optional Redemption Price) by check subject to collection unless it shall not have received such certificates, in which case it shall make provision for payment therefor on its books and records, whereupon (a) Dividends on the shares of Series A Preferred Stock scheduled for redemption shall cease to accrue on the Optional Redemption Date, and (b) all rights of the holders of such shares as stockholders of the Corporation by reason of the ownership of such shares shall cease an such date, except the right to receive the Optional Redemption Price payable upon redemption of such shares, without interest, on presentation and surrender of the respective certificates representing such shares. In case less than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(iv)

In order to facilitate the redemption of any shares of Series A Preferred Stock, the Corporation’s Board is authorized to cause the transfer books of the Corporation related to shares of Series A Preferred Stock to be closed as to such shares no later than seven days prior to such redemption.

(e)	Conversion to Common Stock at Holder’s Option.
(i)

The holder of any shares of Series A Preferred Stock shall have the right, at his or her option, at any time and from time to time, by written notice to the Corporation (a “Conversion Notice”), to convert all or any portion (but not less than 100 shares unless such shares constitute all) of the holder’s shares of Series A Preferred Stock into the equivalent number of fully paid and nonassessable shares of Common Stock of the Corporation. The Conversion Ratio is 1:1, subject to adjustment as provided below. Notwithstanding the foregoing, the conversion right provided herein shall terminate at the close of business on the business day immediately preceding the Optional Redemption Date for any share of Series A Preferred Stock called for Optional Redemption unless, in any case, (a) the Corporation shall extend such date, (b) the Corporation shall have received the Conversion Notice prior to the Optional Redemption Date, or (c) a default by the Corporation in payment or providing for payment of the redemption price shall have occurred and be continuing.

(ii)

Conversion shall be effected by surrender to the Corporation of the certificates representing the shares of Series A Preferred Stock to be converted, duly endorsed or accompanied by a duly executed stock power, together with written notice to the Corporation that such holder elects to convert a specified number of shares of Series A Preferred Stock surrendered. Shares of Series A Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that no such surrender on any day when the stock transfer books for the Corporation’s Common Stock shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

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(iii)

Upon any conversion of a share of Series A Preferred Stock: (A) the Corporation shall simultaneously pay in full the amount of all declared and unpaid Cash Dividends thereon and deliver in full the shares of all declared and unpaid Stock Dividends thereon, in each case irrespective of whether a later payment or record date may have been specified in the declaration thereof; (B) the Corporation (without further action of the Board) shall be deemed to have declared (to the greatest extent permitted by applicable law) a Stock Dividend with respect to then outstanding balance of the Cumulative Accruals thereon, provided that the Corporation shall give the holder(s) notice if it cannot declare and pay such a Stock Dividend in the full amount of all outstanding Cumulative Accruals, and such holder(s) shall have a reasonable period of time to withdraw their Conversion Notices as a result thereof; and (C) except for those payments and deliveries and that deemed Stock Dividend declaration, (x) no payment of or adjustment of the Conversion Price with respect to any potential dividends on the Series A Preferred Stock so converted will be made, and (y) all rights to future Quarterly Accruals and the resulting future Cumulative Accruals with respect to any shares of Series A Preferred Stock so converted shall cease and be deemed satisfied.

(iv)

In the event of any change in the outstanding Common Stock into a smaller or larger number of shares by reason of a stock dividend, stock subdivision or stock combination or the issue of any shares of capital stock by recapitalization (other than a change in par value or any Stock Dividend or conversion under this Designation), the Conversion Ratio shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation that he or she would have owned or been entitled to receive immediately following the event described above had such shares of Series A Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subdivision shall become effective immediately after the record date in the case of a stock dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(v)

In case of any consolidation or merger of the Corporation with or into any other person (other than a consolidation or merger in which the Corporation is the continuing person), or any conveyance or transfer of all or substantially all of the property and assets of the Corporation, (A) the prior consent of the holders of a majority (or such greater number of shares of Series A Preferred Stock as shall then be required by applicable law) of the shares of Series A Preferred Stock at the time outstanding (voting together as a separate class), given by written consent in a manner as may then be permitted by law or given in person or by proxy by a vote at a meeting called for such purpose, shall be required therefore, and (B) the holder of shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive (x) payment in full the amount of all declared and unpaid Cash Dividends thereon, irrespective of whether a later payment or record date may have been specified in the declaration thereof, and (y) the kind and amount of shares of stock and other securities and property to be received upon such consolidation, merger, conveyance or transfer by a holder of the number shares of Common Stock equal to the sum of (1) the number of shares of Common Stock into which such Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, conveyance or transfer, (2) the number of shares of Common Stock under all declared and unpaid Stock Dividends thereon, irrespective of whether a later payment or record date may have been specified in the declaration thereof, and (3) the number of shares of Common Stock that would have been issuable in a duly declared Stock Dividend with respect to then outstanding balance of the Cumulative Accruals thereon. The above provisions of this clause shall similarly apply to successive reclassifications, consolidations, mergers, conveyances or transfers.

(vi)

During any period during which the Corporation has not, for any reason, redeemed following the Optional Redemption Date any shares of Series A Preferred Stock that it was otherwise obligated to redeem or paid when stipulated in the applicable declaration any Cash Dividend or Stock Dividend that it has lawfully declared (a “Default”), then if a Conversion Notice is delivered and for so long as any such Default is continuing, the Conversion Ratio in effect with respect to such shares shall be adjusted so that the holder will receive twice as many shares of Common Stock as would have been the case absent such Default.

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(f)	Priority.
(i)	Any stock of any series or class of the Corporation shall be deemed to rank:
(A)

prior to the shares of Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of shares of such series or class shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock, but only to the extent approved by them as hereinafter provided;

(B)

on a parity with shares of Series A Preferred Stock (other than other shares of Series A Preferred Stock), whether or not such shares contain dividend rates or payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, different from those of shares of Series A Preferred Stock, if the holders of such series or class shall be entitled to the receipt of dividends in proportion to their respective accrued dividends per share and to the receipt of amounts distributable upon dissolution, liquidation or winding up of the Corporation in proportion to their respective full per share distributive amounts, as the case may be, without preference or priority, one over the other, as between the holders of shares of such series or class of stock and the holders of shares of Series A Preferred Stock, but only to the extent approved by them as hereinafter provided; and

(C)

junior to shares of Series A Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such series or class.

(ii)

The consent of the holders of all of the shares of Series A Preferred Stock at the time outstanding (voting together as a separate class), given by written consent in a manner as may then be permitted by law or given in person or by proxy by a vote at a meeting called for such purpose, shall be necessary for authorizing, approving, effecting or validating the creation, authorization or issue of any shares of any class or series of stock of the Corporation ranking prior or equal to to shares of Series A Preferred Stock as to dividends or upon liquidation, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior shares, unless such shares, obligation or security are to be issued in connection or contemporaneously with the retirement of all outstanding shares of Series A Preferred Stock which did not vote in favor of such creation, authorization or issuance. However, such approval shall not be required with respect to the additional shares of Series A Preferred Stock permitted under this Designation if less than the permitted maximum Share Number are then outstanding.

(g)	Amendments and Voting, Rights as Stockholders Generally.
(i)

No amendment to or other change in this Designation may be made by the Corporation without the consent of the holders of all of the shares of Series A Preferred Stock at the time outstanding (voting together as a separate class), given by written consent in a manner as may then be permitted by law or given in person or by proxy by a vote at a meeting called for such purpose.

(ii)

Except as otherwise provided in this Designation or required by applicable law, each share of Series A Preferred Stock shall entitle the holder thereof to one vote, to participate in any meeting of shareholders, to have notice of any meeting of shareholders, to receive any other notice or report and to have any other right or benefit, in each case as if such share of Series A Preferred Stock were a share of Common Stock.

(iii)

On any matters on which the holders of Series A Preferred Stock are entitled to vote, each holder shall be entitled to one vote for each share held (whether as part of a class or as if a Common Stock holder).

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(h)	Reservation of Shares; No Fractional Shares; Maximum Shares Without Stockholder Vote.
(i)

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock and potential Stock Dividends, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and payment of Stock Dividends in respect of all accrued and undeclared Dividends; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will use its best efforts to take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(ii)

No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any Series A Preferred Stock or making of any Stock Dividend. If the conversion of shares of Series A Preferred Stock or any Stock Dividend would otherwise require the issuance of a fraction of a share, an amount in cash shall be paid to the holder thereof equal to such fraction multiplied by the Conversion Ratio or Per Share Market Value then in effect, as applicable.

(iii)

Notwithstanding anything in this Designation to the contrary, the Corporation shall not issue or commit to issue more than 3,600,000 shares of its Common Stock pursuant hereto without the prior approval of a majority of its stockholders.

(i)	Miscellaneous.
(i)

Shares of Series A Preferred Stock issued and reacquired by the Corporation (including, without limitation, shares which have been redeemed, but exluding shares that have been converted into shares of Common Stock) shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

(ii)

The stockholders (and to the extent authorized by stockholders, the Board) of the Corporation shall have authority at any time and from time to time to provide in the Corporation’s Certificate of Incorporation for the issuance of additional series of Preferred Stock. However, the issuance of any shares prior or equal to the Series A Preferred Stock shall nevertheless require the consent of the holders of the Series A Preferred Stock as provided in this Designation.

(iii)

No holder of Series A Preferred Stock of the Corporation shall, because of his ownership of such Series A Preferred Stock, have a pre-emptive right to purchase, subscribe for or take any part of any shares or securities, options or warrants convertible into any shares of the Corporation which may be issued, optioned for sale or sold at any time by the Corporation.

and it is further

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, with each such officer having the full authority to act without the participation or consent of any other officer, (A) to file with the Secretary of State of Delaware a Certificate of Designation providing for the issuance of the series of stock designated in the foregoing resolution, (B) to execute and deliver any and all further agreements, instruments, certificates, waivers and other documents or communications, (C) to do and perform any and all such other acts and things, and (D) to take or omit to take any and all such further action, in each case in the name and on behalf of the Corporation as such officer(s) may, in his or her discretion, deem necessary or appropriate in order to perform or otherwise satisfy (in whole or in part) such Resolutions or their purposes or intents, under its corporate seal or otherwise.

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